EXHIBIT 16




November 18, 1999


Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Commissioners:

We have read the statements made by Cardia, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 18, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



/s/ PricewaterhouseCoopers LLP